Exhibit 23.2

Consent of Independent Auditor

We consent to the inclusion in this Current Report on Form 8-K/A of Southern Missouri Bancorp, Inc. of our report dated March 23, 2022, relating to the consolidated financial statements of Citizens Bancshares Company.

/s/ RSM US LLP

Kansas City, Missouri

May 9, 2023